Exhibit 10.iii.d.

Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee. Attainment of the performance measures determines the amount of the incentive payment for executive officers and all or a portion of the amount of the incentive payment for other participants. Threshold, target and maximum payout levels are set based upon the extent to which the specified performance measures are attained. The performance measures for the fiscal year ending May 31, 2012 (“Fiscal 2012”) are based on financial results, operational excellence measures and achievement of strategic priorities.

For executive officers, the weighting of the performance measures is 50% for the financial results measure, 25% for the operational excellence measure and 25% for the strategic priorities measures. The financial results measure is based on consolidated operating earnings. The operational excellence measure is based on (i) controllable operating costs per tonne of products sold by the Company’s Phosphates and Potash business segments, based on the level of cost of goods sold at specified levels of sales tonnes plus adjusted selling, general and administrative expenses and minus the costs of purchased commodities,, depreciation, brine inflow costs, income-based royalties and taxes and costs paid by third parties and (ii) production volumes for the Company’s Potash business segment. The strategic priorities measures include both a safety measure and an adjusted selling, general and administrative expense measure, each with an overall weighting of 12.5%. The safety measure is based on two equally-weighted factors: (1) the OSHA recordable injury frequency rate for employees and contractors and (2) an internally-developed safety index that is intended to measure the severity of injuries as reflected by lost time, lost days, fatalities and number of injuries. Adjusted selling, general and administrative expenses are selling, general and administrative expenses exclusive of incentive, stock option and other employee benefit expenses as well as the cost of certain one-time business initiatives.

The plan has a minimum level for each performance measure at which payments begin under that measure. In addition, the plan has a funding condition, or threshold, for the payout of any performance measure, requiring that consolidated operating earnings for the fiscal year equal or exceed fifty percent of target operating earnings. The maximum payout percent for Management Incentive Plan awards for Fiscal 2012 is 250% of the target award.